EX-99.14.b

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Delaware Group Tax-Free Fund of our report dated October 30, 2024, relating to the financial statements and financial highlights, which appears in Macquarie Tax-Free Arizona Fund’s (formerly, Delaware Tax-Free Arizona Fund) Annual Report on Form N-CSR for the year ended August 31, 2024. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accountants” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
February 13, 2025